Exhibit 10.10

Amendment to 2024 Incentive Compensation Plan

This Amendment of American Battery Materials Inc., a Delaware corporation (the “Corporation”), hereby amends the 2024 Incentive Compensation Plan (the “Plan”), in the following respects:

1.	Section 4 of the Plan is hereby amended to add a new paragraph (a) as follows:

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment under Section 10(c), the total number of Shares authorized to be awarded under the 2024 Incentive Compensation Plan shall initially not exceed 800,000, provided, however, if at any time the Company issues additional shares of Common Stock or securities that are convertible or exercisable into shares of Common Stock (other than pursuant to the 2024 Incentive Compensation Plan) then the number of Shares authorized to be awarded under the 2024 Incentive Compensation Plan shall increase to an amount equal to 17.5% of the issued and outstanding shares of common stock of the Company on a fully diluted basis. Such increase, if any, shall occur automatically upon each applicable issuance of securities by the Company. For the avoidance of doubt, the number of Shares authorized to be awarded under the 2024 Incentive Compensation Plan shall not be decreased, other than adjustments under Section 10(c). Shares issued under the 2024 Incentive Compensation Plan shall consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by the Company from time to time.

2.	Except as specifically amended above, the Plan shall remain in full force and effect.